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                                                                  EXHIBIT 3.1(a)





                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          NEXT GENERATION NETWORK, INC.

         NEXT GENERATION NETWORK, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The Corporation was originally incorporated on June 7, 1990 as "The Mentus Corporation".

         SECOND: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 228, Section 242 and
Section 245 of the General Corporation Law of the State of Delaware.

         THIRD: The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth in the attached Exhibit A.


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 6th day of November 2000.



                                                 By: /S/ THOMAS M. PUGLIESE
                                                     ----------------------
                                                     Thomas M. Pugliese
                                                     Vice-Chairman and CEO






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                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          NEXT GENERATION NETWORK, INC.

         1. Name. The name of the corporation is Next Generation Network, Inc. (the "Corporation").

         2. Registered Office and Agent. The address and registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4.    Authorized Capital.


         Common Stock. The Corporation shall be authorized to issue Twenty Five Million (25,000,000) shares of common stock, $.01 par value per share.

         Preferred Stock. The Corporation's Board of Directors shall be authorized to provide for the issuance of Eight Million (8,000,000) shares of preferred stock, $1.00 par value per share, by filing a certificate or certificates pursuant to the applicable law of the State of Delaware to fix the designations, rights, powers and preferences of such shares, and any qualifications, limitations or restrictions thereof or pertaining thereto and which shall be issued from time to time in one or more series, as set forth below. The authority of the Board shall include, but not be limited to, the authority to determine the following with respect to such preferred stock: (i) the rate of dividends, if any, whether such dividends shall be cumulative, and, if so, the date on which such cumulative dividends shall commence; (ii) the rights thereof in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (iii) the conversion privileges, if any, and the terms and conditions thereof, including provisions for adjustment of the conversion rate based on such events as the Board of Directors may determine; (iv) the redemption feature, if any, and the terms and conditions thereof, including the date upon or after which such shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates; (v) the voting rights, if any (in addition to such voting rights as may be required by law) and the terms and conditions of such voting privileges; (vi) the exchange privileges, if any, and the terms and conditions thereof, including the terms of any security for which the Board of Directors may determine the preferred stock to be exchangeable; and (vii) any and all other designations, rights, powers or preferences thereof, or qualifications, restrictions or limitations pertaining thereto, that lawfully may be provided for by resolution of the Board of Directors and


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any be included in a certificate of the kind contemplated under Section 151(g)
of the General Corporation Law of the State of Delaware or any successor statute.

         The Board of Directors of the Corporation has previously duly adopted a resolution creating and authorizing the issuance of a series of preferred stock, par value $1.00 per share, of the Corporation designated as the "Series A 8.25% Convertible Exchangeable Preferred Stock." The Restated Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights, Qualifications, Limitations and Restrictions of Series A 8.25% Convertible Exchangeable Preferred Stock is restated to read in its entirety as set forth in attached Exhibit I, which is incorporated herein by reference.

         The Board of Directors of the Corporation has previously duly adopted a resolution creating and authorizing the issuance of a series of preferred stock, par value $1.00 per share, of the Corporation designated as the "Series D 8% Convertible Participating Preferred Stock". The Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights, Qualifications, Limitations and Restrictions of Series D 8% Convertible Participating Preferred Stock is set forth in attached Exhibit II, which is incorporated herein by reference.

         5. Bylaws. Except as otherwise provided in the bylaws of the Corporation, the board of directors is expressly authorized at any time and from time to time to make, alter, amend or repeal the bylaws of the Corporation.

         6. Ballots. Election of directors need not be by written ballot except as otherwise provided in the Bylaws of the Corporation.

         7. Larger Vote. The Bylaws of the Corporation may require a larger than majority vote of the stock or of the directors for any corporate action.

         8. Liability of Directors and Officers. The personal liability of the directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or any successor statute. The provisions of this section shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while this section is in effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations on the liabilities of directors and officers of the Corporation. In any action, suit or proceeding involving the application of the provisions of this section, the party or parties challenging the right of a director or officer to the benefits of this section shall have the burden of proof.

         9. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as


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to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         10. Non-Cumulative Voting. Except as otherwise provided by the board of directors in accordance with Article Four above, all rights to vote and all voting power shall be exclusively vested in the holders of the Corporation's common stock. All voting shall be non-cumulative.

         11. Amendments. From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Eleven.











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                                    EXHIBIT I

                           CERTIFICATE OF DESIGNATIONS

                       FOR THE SERIES A 8.25% CONVERTIBLE
                                 PREFERRED STOCK
                  (FORMERLY DESIGNATED AS THE 8.25% CONVERTIBLE
                          EXCHANGEABLE PREFERRED STOCK)

                                       OF

                          NEXT GENERATION NETWORK, INC.


         1. Designation and Amount. The shares of the series of Preferred Stock of the Corporation previously designated as "8.25% Convertible Exchangeable Preferred Stock" are hereby redesignated as "Series A 8.25% Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall continue to be Twenty Thousand (20,000).

         2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank (a) prior to all classes of Common Stock of the Corporation, (b) prior to any other series or class of the Corporation's stock now existing or hereafter created if so designated in the resolution of the Corporation's Board of Directors or the provisions of the Corporation's Certificate of Incorporation creating such other series or class, (c) on a parity with any other series or class of the Corporation's stock now existing or hereafter created if so designated in the resolution of the Corporation's Board of Directors or the provisions of the Corporation's Certificate of Incorporation creating such other series, and (d) junior to any series or class of the Corporation's stock if so designated in the resolution of the Board of Directors or the provisions of the Corporation's Certificate of Incorporation creating such other series, provided said resolution or provisions and the creation, authorization and issuance of such stock is approved by a majority of the outstanding shares of Series A Preferred Stock. All equity securities of the Corporation now existing or hereafter created which (i) rank below the Series A Preferred Stock are collectively referred to herein as "Junior Stock," (ii) rank on a parity with the Series A Preferred Stock are collectively referred to herein as "Parity Stock," and (iii) rank senior to the Series A Preferred Stock are collectively referred to herein as "Senior Stock." The term "Senior Stock" shall in any event include (without limitation) the Series B Preferred Stock and the Series C Preferred Stock. The term `Series B Preferred Stock' means the Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share, of the Corporation, and shall also include any capital stock into which shares of the Series B Preferred Stock may be changed, and the term 'Series C Preferred Stock' means the Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share, of the Corporation, and shall also include any capital stock into which shares of the Series C Preferred Stock may be changed.




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

         3. Dividends. (a) Subject to the rights of the holders of Senior Stock, the holders of Series A Preferred Stock shall be entitled to receive or have set apart for payment, when, as and if declared by the Corporation's Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends thereon at the rate of $41.25 per share per annum. Such dividends shall begin to accrue on and after the date of issuance of the Series A Preferred Stock and shall be payable (if, as and when declared) in equal semi-annual installments (computed by dividing the annual dividend amount by two) on June 15 and December 15 (each, a "Dividend Payment Date"), commencing on June 15, 1991. The amount of dividends payable for the initial dividend period and for any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Any such dividends which are declared and paid will be payable pro rata to the holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors of the Corporation in accordance with the Corporation's bylaws.

                   (b) Any dividend not paid when due shall be fully cumulative and shall accrue (whether or not earned or declared). No interest or dividends shall accrue or be payable on any accrued unpaid dividends on the Series A Preferred Stock. Subject to paragraphs 3(a), 3(c), 3(d) and 3(e), the Corporation may make payments in respect of accrued dividends at any time.

                   (c) Notwithstanding anything contained herein to the contrary, the Board of Directors shall not declare, pay or set apart for payment any dividends on shares of Series A Preferred Stock if any provisions of the Corporation's Certificate of Incorporation or any resolution of the Corporation's Board of Directors (in each case as in effect from time to time) creating the Series B Preferred Stock, the Series C Preferred Stock or any other Senior Stock of any agreement, instrument or debenture relating to indebtedness or any Senior Stock of the Corporation prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; provided, however, that nothing herein contained shall in any way or under any circumstances be construed or deemed to (i) require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series A Preferred Stock at any time, whether permitted by any such provisions, agreement, instrument or debenture or not, or (ii) adversely affect the cumulative accrual of dividends on Series A Preferred Stock if such provisions, agreement, instrument or debenture prohibits such declaration, payment or setting aside for payment or provides that such declaration, payment or setting aside for payment would constitute a breach thereof or a default thereunder.

                   (d) The Corporation shall not pay dividends on the Series A Preferred Stock unless it has paid or set apart for payment or contemporaneously pays or sets apart for payment all accrued and unpaid dividends for all prior periods on any Parity Stock. Notwithstanding the foregoing sentence, but subject to the rights of the holders of Senior Stock, dividends may be paid or declared and set apart for payment of the Series A Preferred Stock if at the same time dividends for the same or comparable dividend period or periods are paid or


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declared or set apart for payment on all issued and outstanding shares of Parity
Stock, such dividends to be paid, declared or set aside pro rata in proportion to the ratio between accrued and unpaid dividends on the Parity Stock and the accrued and unpaid dividends on the Series A Preferred Stock.

                   (e) (i) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph 3(a) hereof in preference to and in priority over the payment of any dividends upon any of the Junior Stock.

                         (ii) Subject to the rights of holders of Senior Stock,
if any, the Corporation shall not (A) declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment, money for a sinking or other similar fund, for the purchase, redemption or other retirement of any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into Junior Stock or Parity Stock, or (B) make any distribution in respect of any Junior Stock or Parity Stock, either directly or indirectly, other than distributions or dividends in Junior Stock or Parity Stock to the holders of Junior Stock or Parity Stock, respectively, or (C) permit any corporation in which the Corporation owns directly or indirectly a majority of the outstanding shares of capital stock, to purchase or redeem any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into Junior Stock or Parity Stock, unless in each such case the Corporation has paid or declared or set apart for payment, or concurrently with such declaration, payment, setting apart for payment, purchase, redemption and/or distribution in respect of any Junior Stock or Parity Stock, pays, declares or sets apart for payment, all accrued and unpaid dividends on shares of the Series A Preferred Stock for all prior periods. Notwithstanding the foregoing sentence, dividends may be paid or declared and set apart for payment on Parity Stock if at the same time dividends for the same or comparable dividend period or periods are paid or declared and set apart for payment on all issued and outstanding shares of Series A Preferred Stock, such dividends to be paid, declared or set aside pro rata in proportion to the ratio between accrued and unpaid dividends on the Series A Preferred Stock and the accrued and unpaid dividends on the Parity Stock.

                         (iii) The foregoing provisions of this paragraph 3(e),
shall not restrict or prohibit the retirement of any shares of the Corporation's capital stock or warrants, options or rights to acquire such capital stock by exchange for, or out of the proceeds of, the substantially concurrent sales of shares of (A) its capital stock which, by its terms, is not subject to mandatory redemption or redemption at the option of the holder thereof and is not exchangeable for any indebtedness of the Corporation ("Permitted Stock") or (B) warrants, options or rights to acquire Permitted Stock.

         4. Liquidation Rights. If the Corporation is voluntarily or involuntarily dissolved, liquidated or its affairs wound up, after payment or provision for payment of the debts and other liabilities of the Corporation, and after liquidation of all Senior Stock, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the net assets of the Corporation, an amount equal to the sum of $500 per share of Series A Preferred Stock



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outstanding, plus all accrued and unpaid dividends (whether or not earned or declared) on such Series A Preferred Stock to the date fixed for liquidation, dissolution or winding up (the "Liquidation Price") before any payment is made or any assets of the Corporation distributed or paid over to the holders of any Junior Stock (in their capacity as such holders). If the distributable assets of the Corporation are insufficient to permit payment in full of the liquidation price of any Parity Stock and the Liquidation Price of the Series A Preferred Stock, then such assets shall be distributed ratably among the holders of Series A Preferred Stock and the holders of any Parity Stock in proportion to the amount that each would have been entitled to receive if such assets were sufficient to pay the full liquidation price of all outstanding shares of Series A Preferred Stock and Parity Stock. The holders of Series A Preferred Stock shall not be entitled to receive any further amounts in respect of any dissolution, liquidation or winding up of the affairs of the Corporation, or any other distribution of assets, after payment in full of the Liquidation Price therefor. No payments shall be made in respect of any Junior Stock until payment in full of the Liquidation Price of the Series A Preferred Stock. A merger or consolidation of the Corporation with or into any other corporation or sale or conveyance of all or any part of the assets of the Corporation for cash, securities or other property shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph 4 unless the holders of the Series B Preferred Stock or the Series C Preferred Stock elect to treat such event as such a liquidation, dissolution or winding up in accordance with the terms thereof. For purposes of the foregoing, the phrase 'after liquidation of all Senior Stock' in the first sentence of this Paragraph 4 shall mean, in the case of the Series B Preferred Stock or the Series C Preferred Stock, the payment to the holders thereof of the full amounts provided for in Section 5(a) of the resolution of the Board of Directors of the Corporation creating such series (or any successor provisions of the Corporation's Certificate of Incorporation), as the same has been or from time to time may be amended. Liquidation rights terminate upon conversion of the Series A Preferred Stock into Common Stock.

         5. Optional Redemption. (a) At Option of Corporation. To the extent funds are legally available therefor and subject to the rights of holders of Senior Stock and any agreement, instrument or debenture now existing or hereafter arising relating to indebtedness of the Corporation or any Senior Stock, the Series A Preferred Stock is redeemable for cash, at the option of the Corporation, in whole or in part, at any time or from time to time at $500.00 per share, plus the total amount of all accrued and unpaid dividends on the shares of Series A Preferred Stock to be redeemed to the redemption date.

                         The Corporation shall not redeem any less than all of
the then outstanding shares of Series A Preferred Stock unless and until all accrued and unpaid dividends on the then outstanding shares of Series A Preferred Stock and (except with respect to the shares to be redeemed) the then current semi-annual dividends thereon have been paid in full.

                   (b) If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed in integral multiples of $500 by lot or in such other manner as the Board of Directors may determine.


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



                   (c) Notice of redemption of the Series A Preferred Stock shall be given by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date, to each holder of record of shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price;
(iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that the shares are convertible into Common Stock until the close of business on the tenth day prior to the redemption date.

                   (d) Notice having been mailed as aforesaid, or if given by a holder as set forth below, from and after the redemption date (unless default shall be made by the Corporation in making payment of the redemption price of the Series A Preferred Stock called for redemption) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with said notice the Corporation shall pay the redemption price (or issue a redemption certificate under subparagraph 5(e), as the case may be) for such redeemed shares and same shall then be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                   (e) There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

                   (f) Shares of Series A Preferred Stock that have been converted into Common Stock have no redemption rights.

         6. Conversion. (a) Each share of Series A Preferred Stock may be converted, in whole but not in part, into such number of shares of Common Stock of the Corporation as shall equal (i) the sum of (x) $500 plus (y) all accrued and unpaid dividends (whether or not earned or declared) on such share determined as of the date such share is deemed to be converted in accordance with the last sentence of paragraph 6(c) of this resolution less (z) the amount of funds, if any, payable with respect to such share pursuant to the last sentence of this paragraph 6(a), divided by (ii) the Conversion Price (as hereinafter defined). The conversion rights of Series A Preferred Stock called for redemption expire on the close of business on the tenth day before the redemption date, unless the Corporation defaults in making payment of the redemption price of the shares called for redemption. As used herein, the term "Conversion Price" means $135.27, as adjusted in accordance with the provisions of this paragraph 6. No


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payment or adjustment for accrued and unpaid dividends on the shares of Series A
Preferred Stock, or on the shares of Common Stock into which the Series A Preferred Stock is converted, is to be made on conversion; provided, however, that, if a share of Series A Preferred Stock (other than a share of Series A Preferred Stock called for redemption within such period) is converted between the record date with respect to any dividend payment and the next succeeding Dividend Payment Date, such share of Series A Preferred Stock must be accompanied by funds equal to the dividend payable on such Dividend Payment Date on the shares of Series A Preferred Stock so converted.

                   (b) Any holder of shares of Series A Preferred Stock electing to convert such shares or any portion thereof shall deliver the certificates therefor, with the form of notice of election to convert on such certificates (which is set forth on the back of each certificate representing shares of Series A Preferred Stock) fully completed and duly executed, to the principal executive office of the Corporation or, if a transfer agent is named by the Corporation for the Common Stock, to the principal office of the transfer agent. The conversion right with respect to any such shares of Series A Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon said date.

                   (c) The Corporation shall not issue fractional shares of Common Stock upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share or shares of Series A Preferred Stock, the Corporation shall deliver to the holder a check in an amount equal to the fraction of the Common Stock resulting from the conversion multiplied by the Conversion Price.

                   (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. The holder, however, shall pay any such tax which is due because the shares are issued in a name other than the name of such holder.

                   (e) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the shares of Series A Preferred Stock. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. In order that the Corporation may issue shares of Common Stock upon conversion of shares of Series A Preferred Stock, the Corporation will use its reasonable efforts to comply with all applicable federal and state securities laws relating to such issuance, but this sentence shall not be deemed to require the Corporation to register or qualify any of the shares of Common Stock under the federal or any state securities law.



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                   All shares of Common Stock which may be issued upon
conversion of the shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable.

                   (f) The Conversion Price shall be subject to adjustment as follows:

                         (i)  No Adjustments Except as Specifically Set Forth.
Except as specifically set forth herein, there shall be no adjustment to the Conversion Price.

                         (ii) Adjustments for Certain Distributions.

                              (A)  Stock  Dividends,  Subdivisions,
Combinations and Recapitalization. Subject to clauses (ii)(C) and (v) of this paragraph 6, if the Corporation shall at any time (1) declare or pay a dividend or declare, pay or make any other distribution on the Common Stock in shares of Common Stock, (2) subdivide the outstanding shares of Common Stock into a greater number of shares or (3) combine the outstanding shares of Common Stock into a smaller number of shares, then in each and every such event the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Preferred Stock shall be adjusted so that the holder of such share thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned and would have been entitled to receive by virtue of the happening of any of the events described above had such share been converted (x) in the case of a dividend or distribution, immediately prior to the record date for determination of the stockholders entitled to receive such dividend or distribution (or, if no such record date is fixed, immediately prior to any other time as of which the holders of Common Stock entitled to participate in such distribution was determined) or (y) in the case of a subdivision or combination, on the effective date of such subdivision or combination; and the Conversion Price shall be adjusted to equal the product obtained by multiplying the Conversion Price in effect immediately prior to the applicable time referred to in subclause (x) or
(y) of this sentence by a fraction the numerator of which is the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such time and the denominator of which is the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately after such adjustment. Subject to clauses
(ii)(C) and (v) of this paragraph 6, if the Corporation shall at any time issue any shares of capital stock of the Corporation by way of reclassification of the Common Stock, then the number and kind of shares of Common Stock and/or other capital stock issuable upon conversion of each outstanding share of Series A Preferred Stock and the Conversion Price shall be adjusted so that the holder of such share thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of capital stock which such holder would have owned and would have been entitled to receive by virtue of the happening of such event had such share been converted immediately prior to the record date for determination of the stockholders entitled to receive shares of such capital stock in such reclassification (or, if no such record date is fixed, immediately prior to any other time as of which the holders of Common Stock entitled to participate in such reclassification was determined). In the event that such dividend or distribution is not paid or made or such subdivision, combination or


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

reclassification is not effected, the number and kind of shares of Common Stock and/or other capital stock issuable upon conversion of each outstanding share of Series A Preferred Stock and the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date or effective date had not been so fixed.

                               (B)  Certain Other Distributions. Subject to
clauses (ii)(C) and (v) of this paragraph 6, if the Corporation shall at any time declare or make any distribution to all holders of outstanding shares of Common Stock of any cash or other assets, any debt securities or other evidences of its indebtedness or any capital stock other than Common Stock (excluding in any such case dividends, distributions, issuances and other events referred to in paragraph 6(f)(ii)(A) hereof), then (1) the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Preferred Stock shall be adjusted so that the holder of such share thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock equal to the product of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such adjustment multiplied by a fraction (x) the numerator of which shall be the Current Market Price per share of the Common Stock at the date of taking such record or, if no record is taken, at the date as of which the holders of Common Stock entitled to participate in such distribution were determined or if no such determination is made, on the date of such distribution, and (B) the denominator of which shall be the absolute value of the difference between such Current Market Price per share of Common Stock at such date and the amount allocable to one share of Common Stock at such date of any such cash so distributable and of the fair market value (as determined as of such date in good faith by the Board of Directors) of such cash, other assets, debt securities, other evidences of indebtedness or capital stock so distributed and (2) the Conversion Price shall be adjusted to equal the product obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction the numerator of which is the number of shares of Common Stock into which a single share of Series A Preferred Stock is convertible immediately prior to the adjustment and the denominator is the number of shares of Common Stock into which a single share of Series A Preferred Stock is convertible immediately after such adjustment. Any adjustment pursuant to this paragraph 6(f)(ii)(B) shall become effective immediately after the record date of the distribution in question (or, if no such record date is fixed, immediately after any other time as of which the holders of Common Stock entitled to participate in such distribution was determined). In the event that such distribution is not made, the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Preferred Stock and the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date or effective date had not been so fixed. As used herein, the term "Current Market Price" means, in respect of any share of Common Stock as of any time, (1) if the Common Stock is then publicly traded, the average, for the 30 consecutive trading days before the date in question, of the reported last sales prices, regular way, as reported on the New York Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, in the principal consolidated or composite transaction reporting system on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices for each such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. or, if bid and asked prices shall not be reported through the National Association of Securities Dealers, Inc., the average of the bid and asked prices for each such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or (2) if the Common Stock is not then publicly traded, the fair market value per share of Common Stock as at such date as determined by the Board of Directors of the Corporation in good faith.

                               (C)  No adjustment pursuant to paragraph
6(f)(ii)(A) or 6(f)(ii)(B) shall be required by reason of distributions of cash payable out of consolidated current or retained earnings if the sum of the cash dividends payable after the date hereof does not exceed the net income of the Corporation subsequent to the date hereof.

                               (D)  Each adjustment pursuant to paragraph
6(f)(ii) hereof shall become effective immediately after the record date for the event requiring such adjustment, (or, if no such record date is fixed, immediately after any other time as of which the holders of Common Stock entitled to participate in such dividend or distribution was determined and immediately after the effective date in the case of a subdivision, combination or reclassification.

                               (E)  All determinations of the fair market value
of any property, assets or securities required by this paragraph 6 shall be made by the Corporation's Board of Directors in good faith.

                         (iii)  Rounding. All calculations under this Article
shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                         (iv)  When Adjustment May Be Deferred. No adjustment in
the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. When the cumulative net effect of more than one adjustment would require an increase or decrease of at least 1% in the Conversion Price, such adjustment shall thereupon be given effect.

                         (v)  When No Adjustment Required. No adjustment need be
made for (a) a change in the par value of the Common Stock, or from par value to no par value, or from no par value to par value, (b) issuance of treasury shares that have been acquired by the Corporation after the date hereof. Other than the adjustments to the Conversion Price set forth herein, a holder of Series A Preferred Stock shall have no preemptive right which enables said holder to maintain a specific proportion of shares of capital stock of the Corporation or any security convertible into or carrying rights or options to purchase such shares. For the sake of clarity and without implying that any such adjustment otherwise would be required by this paragraph 6, no adjustment shall be made by reason of issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock or any adjustment to the conversion price or conversion rate thereof.

                         (vi)  Certificate of Adjustments. Whenever the
Conversion Price is adjusted, the Corporation shall file in the custody of its Secretary, at its principal office in the United States a certificate setting forth in reasonable detail the facts requiring the adjustment and the manner of computing such adjustment. Each such certificate shall be made available at all reasonable times for inspection by any holder.

                         (vii)  Reorganization. If there is (a) any
consolidation or merger to which the Corporation is a party (other than a consolidation or merger with a wholly-owned subsidiary or in which the Corporation is the surviving corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock), or (b) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation; then the Corporation or such successor or purchasing corporation, as the case may be, shall provide in its Certificate of Incorporation that each share of Series A Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of each such share of Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such Certificate of Incorporation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 6. The Corporation shall cause notice of the execution of any such event contemplated by this paragraph 6 to be mailed to each holder of Series A Preferred Stock as soon as practicable. The above provisions of this paragraph 6 shall be similarly applied to successive reclassification, consolidations, mergers and sales.

         7. Shares Acquired By Corporation. All shares of Series A Preferred Stock converted or redeemed, retired, purchased or otherwise acquired by the Corporation shall cease to be issued or outstanding for all purposes and shall be retired and shall be restored to the status of authorized, undesignated and unissued shares of preferred stock of the Corporation and may be reissued as part of another series of the preferred stock of the Corporation, but such shares shall not be reissued as Series A Preferred Stock.

         8.     Voting.

                (a) The holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as required by applicable law or as hereinafter provided in this paragraph 8. Any provision of this resolution which, for the benefit of the holders of Series A Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case with the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, either in writing or by vote at a meeting called for such purpose at which the holders of Series A Preferred Stock shall vote as a separate class, unless such waiver, by its terms, has an adverse effect upon the shares of Series A Preferred Stock of any holder that does not affect all shares of Series A Preferred Stock on an equal per share basis, in which case such waiver shall require the prior approval of such holder.

                   (b) Without the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class, the Corporation will not: (A) create any class or series of capital stock other than the Series B Preferred Stock or the Series C Preferred Stock, ranking senior to the Series A Preferred Stock either as to dividends or liquidation preference, or (B) amend, alter or repeal (whether by merger, consolidation or otherwise) the Corporation's Certificate of Incorporation to materially adversely affect the powers, rights or preferences of the Series A Preferred Stock as set forth herein. Nothing in this paragraph 8 shall restrict the Corporation from increasing the authorized preferred stock of the Corporation or from creating, or require the consent of holders of Series A Preferred Stock to the creation and issuance or modification of, any other capital stock of the Corporation ranking junior to, or on parity with, the Series A Preferred Stock, and any such increase, creation, issuance or modification shall not be deemed to materially and adversely affect the powers, rights and preferences of the Series A Preferred Stock.

                   (c) No amendment, alteration, waiver or departure from the provisions of the Corporation's Certificate of Incorporation or the resolution of the Corporation's Board of Directors creating the Series B Preferred Stock or the Series C Preferred Stock shall be deemed to (i) result in any change in the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely within the meaning of Section 242(b)(2) of the Delaware General Corporation Law (or any amended or successor statutory provision), or (ii) require any vote or consent of the holders of shares of Series A Preferred Stock pursuant to paragraph 8(b) of this resolution or otherwise.

         9. Non-assessable Status of Series A Preferred Stock. All the shares of Series A Preferred Stock for which the full consideration determined by the Board of Directors (which shall be not less than the par value of such shares) has been paid or delivered, in cash or property in accordance with the resolutions of the Board of Directors authorizing the issuance of such shares, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

                                   EXHIBIT II

                       CERTIFICATE OF DESIGNATIONS FOR THE
              SERIES D 8% CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                          NEXT GENERATION NETWORK, INC.



                  Section 1. Designation and Amount. The number of shares constituting the Series D 8% Convertible Participating Preferred Stock (the "Series D Preferred Stock") shall be Seven Million Five Hundred Thousand (7,500,000).



                  Section 2.  Dividends.



                  2A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay preferential dividends to the holders of the Series D Preferred Stock, as provided in this Section 2. Except as otherwise provided herein, dividends on each share of the Series D Preferred Stock (a "Share") shall accrue, whether or not declared or paid, on a daily basis (computed on the basis of a 360-day year consisting of twelve 30-day months) at the rate of eight percent (8%) per annum compounded annually of the sum of the Liquidation Value thereof plus all accrued, accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share along with all accrued, accumulated and unpaid dividends thereon is paid to the holder thereof in connection with either the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued, accumulated and unpaid dividends shall be fully paid before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities (as defined below). The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  2B. Dividend Payment Dates. All dividends which have accrued on the Series D Preferred Stock shall be payable on June 15 and December 15 of each year, beginning June 15, 2001 (collectively, the "Dividend Payment Dates"). To the extent that all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date are not paid in full, such accrued and unpaid dividends will be accumulated and remain accumulated dividends with respect to such Share until paid.


                  2C. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series D Preferred Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred Stock had all of the outstanding Series D Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  Section 3.  Liquidation.


                  3A. Priority of Series D Preferred Stock Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of Series D Preferred Stock then outstanding shall be entitled to be paid (a "Preferred Liquidation Payment"), out of the net assets of the Corporation, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder along with all accumulated, accrued and unpaid dividends thereon. In addition to and after payment in full of all Preferred Liquidation Payments under this Section 3 and any payments due to the holders of Series A Preferred Stock, upon any Liquidation Event, the holders of the Series D Preferred shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock. If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Series D Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value along with all accumulated, accrued and unpaid dividends thereon of the Series D Preferred Stock held by each such holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series D Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share, each share of Series A Preferred Stock and each share of Common Stock in connection with such Liquidation Event.

                  3B. Change of Control. The occurrence of a Change of Control shall be deemed to be a Liquidation Event for purposes of this Section 3, and the holders of the Series D Preferred Stock shall be entitled to receive payment from the Corporation of the amounts payable with respect to the Series D Preferred Stock upon a Liquidation Event under this Section 3 in cancellation of their Shares upon the consummation of any such transaction. Each holder of

Series D Preferred Stock shall have the right to elect the benefits of either this Section 3 or paragraph 7E hereof in connection with any such merger, consolidation or sale of assets.

                  Section 4. Priority of Series D Preferred Stock on Dividends and Redemptions.

                  4A. No Payments With Respect to Junior Securities. So long as any Series D Preferred Stock remains outstanding and any accumulated or accrued dividends of such Series D Preferred Stock remain unpaid, without the prior written consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock, taken together as a single series, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare or set apart for payment any dividend or make any distribution upon any Junior Securities; provided, that the Company may repurchase shares of Common Stock issued pursuant to the terms and conditions of stock option plans approved by the Corporation's Board of Directors.

                  4B. No Issuance of Senior or pari passu Securities. For so long as any Series D Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of the Series D Preferred Stock, taken together as a single series, the Corporation shall not amend its Certificate of Incorporation or Bylaws or take any other action to approve or issue any capital stock or other equity securities (including increasing the number of authorized shares of Series D Preferred Stock) of the Corporation that is senior or pari passu in right to the payment of dividends, payment upon liquidation, redemption or otherwise to the Series D Preferred Stock. Additionally, so long as any Series D Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, taken together as a single series, the Corporation shall not amend its Certificate of Incorporation or Bylaws or take any other action that would alter the rights, preferences or privileges of the Series D Preferred Stock as in effect on the date of the original issuance of the Series D Preferred Stock.

                  Section 5.  Redemptions.

                  5A. Mandatory Redemptions. To the extent funds are legally available therefor, if upon the earlier to occur of (i) November 6, 2005 and
(ii) the sale of all or substantially all of the assets of the Corporation, the holders of record of at least a majority of the outstanding Shares shall elect, by written notice to the Corporation (a "Redemption Notice"), to have all (but not less than all) of the outstanding Shares redeemed, the Corporation shall redeem all of such Shares (pursuant to the terms and conditions of this Section
5) on the Redemption Date no later than thirty (30) days after the Corporation's receipt of the Redemption Notice.

                  5B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the applicable Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash in immediately available funds equal to the greater of (i) the Liquidation Value of such Share along with any accrued, accumulated and unpaid dividends thereon and (ii) the Fair Market Value of the Common Stock underlying such Share (such amount, the "Redemption Price"). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                  5C. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Redemption Price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding, whether or not certificates representing such Shares have been received by the Corporation.

                  5D. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                  5E. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series D Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made (with at least thirty (30) days prior written notice to all holders of Series D Preferred Stock) pro rata to all holders of Series D Preferred Stock on the basis of the number of Shares owned by each such holder.

                  Section 6.  Voting Rights.


                  6A. Election of Directors. In the election of directors of the Corporation, the holders of the Series D Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each Share of Series D Preferred Stock entitled to one vote, shall be entitled to elect a number of directors to serve on the Corporation's Board of Directors based upon such holders' aggregate pro rata ownership of the Common Stock Deemed Outstanding (provided, that such number of directors shall in no event be less than one (1)) until their successors are duly elected by the holders of the Series D Preferred Stock or they are removed from office by the holders of the Series D Preferred Stock. If the holders of the Series D Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series D Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders.

                  6B. Other Voting Rights.

                  (i) The holders of the Series D Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by applicable law, the holders of the Series D Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series D Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such Share of Series D Preferred Stock as of the date immediately prior to the record date for such vote or, if no record date is specified, as of the date of such vote.

                  (ii) (For so long as the Series D Stockholders own at least 50% of the Shares held by the Series D Stockholders as of November 6, 2000 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), without the prior written consent of the holders of a majority of the then outstanding Shares, the Corporation shall not:

                           (A) become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Corporation's right to comply with the terms of the Purchase Agreement or any of the Related Documents;

                           (B) use the proceeds from the sale of the Series D Preferred Stock other than in accordance with Section 8.5 of the Purchase Agreement;

                           (C) other than any transaction pursuant to any Related Document, enter into any material transaction or series of transactions outside the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency) with any stockholder, director, officer, employee or affiliate;

                           (D) other than in connection with a Qualified Public Offering, authorize, create or issue any equity or equity-related securities (including any debt securities with equity "kickers"), or any rights or securities directly or indirectly convertible into or exercisable or exchangeable for such securities (other than stock options pursuant to the Corporation's existing stock option plans); provided, that such consent will not be unreasonably withheld in connection with an IPO;

                           (E) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities) other than the Series D Preferred Stock pursuant to the terms of this Certificate of Designations;

                           (F) merge or consolidate with any Person;

                           (G) sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation (computed on the basis of book value, determined in accordance with United States generally accepted accounting principles as in effect from time to time, consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

                           (H) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability Corporation, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

                           (I) acquire any interest in any Corporation or business (whether by a purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture or make any investment involving consideration of or in an amount of $2,000,000 or more;

                           (J) other than as contemplated in the Purchase Agreement, amend, alter or repeal the Corporation's Bylaws or Certificate of Incorporation (including this Certificate of Designations) as to increase the number of authorized shares of the Common Stock or any series of preferred stock or materially affect the preferences, special rights or other powers of the Series D Preferred Stock or the Conversion Stock;

                           (K) change the composition of or the authorized number of directors constituting the Corporation's Board of Directors;

                           (L) amend or modify any stock option plan or employee stock ownership plan as in existence as of the date of the Purchase Agreement, adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its employees other than pursuant to the Corporation's existing stock option and employee stock ownership plans;

                           (M) enter into the ownership, active management or operation of any business other than the business of the Corporation as it is carried on as of the original date of issuance of the Series D Preferred Stock or any logical extensions thereof or discontinue the business of the Corporation, whether by liquidation, dissolution, winding up or otherwise; or

                           (N) hire or fire Senior Management;

                  (iii) For so long as the Series D Stockholders own at least 50% of the Shares held by the Series D Stockholders as of November 6, 2000 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), without the prior written consent of the holders of a majority of the then outstanding Shares, the Corporation shall not permit any of its Subsidiaries to take any of the actions set forth in subparagraphs 6B(ii)(A) through (N).

                  (iv) The Company covenants that as promptly as practicable after November 6, 2000, it shall take all actions to amend the articles of association, charter or other governing documents of all of its direct or indirect current and future Subsidiaries (whether U.S. or foreign), to provide that none of the actions listed in subparagraphs 6B(ii)(A) through (N) hereto may be taken by such Subsidiary without the written consents set forth in subparagraph 6B(iii).

                  6C.   Termination of Voting Rights.  This Section 6 shall
automatically terminate upon the consummation of a Qualified Public Offering.

                  Section 7.  Conversion.


                  7A.   Conversion Procedure.

                  (i) (A) Subject to the provisions of this Section 7, at any time and from time to time following November 6, 2001, any holder of Series D Preferred Stock may convert all or any portion of the Series D Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accumulated, accrued and unpaid dividends thereon into a number of shares of Conversion Stock computed by (x) multiplying the number of Shares to be converted by the sum of $8.45 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) plus all accumulated, accrued and unpaid dividends on such Shares, and (y) dividing the result by the Conversion Price then in effect.

                        (B) Subject to the provisions of this Section 7, at any time and from time to time following November 6, 2001 and upon either (1) the consummation of an IPO (x) having a per share value (based upon either the aggregate net proceeds received by the Corporation in such offering, after applicable underwriting discounts and commissions, or the Fair Market Value of the Common Stock on the thirtieth Business Day following such IPO) that would yield (on an as converted basis) each holder of Series D Preferred Stock no less than a 100% annualized internal rate of return (based upon the initial purchase price per Preferred Share and excluding any dividend payments made on the Series D Preferred Stock) on such holder's Shares and (y) resulting in aggregate net proceeds (after applicable underwriting discounts and commissions) to the Corporation of at least $50 million, or (2) the prior written consent of the holders of at least 66 2/3% of the Series D Preferred Stock, the Corporation may require the holders of Series D Preferred Stock to convert all of the outstanding Series D Preferred Stock (including any fraction of a Share) along with the aggregate accumulated, accrued and unpaid dividends thereon into a number of shares of Conversion Stock computed by (x) multiplying the number of Shares to be converted by the sum of $8.45 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) plus all accumulated, accrued and unpaid dividends on such Shares, and (y) dividing the result by the Conversion Price then in effect.

                  (ii) Except as otherwise provided herein, each conversion of Series D Preferred Stock shall be deemed to have been effected as of the close of business on (A) in the case of any conversion at the option of any holder of Series D Preferred Stock, the date on which the certificate or certificates representing the Series D Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation, or (B) in the case of any conversion at the option of the Corporation, the date specified for such conversion in the notice provided by the Corporation pursuant to subparagraph 7G(iii) below. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series D Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the applicable Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price of such Share.

                  (iv) Notwithstanding any other provision hereof, if a conversion of Series D Preferred Stock is to be made in connection with a Change of Control or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                  (v) As soon as possible after a conversion has been effected (but in any event within three (3) Business Days after notice of such conversion has been delivered to the Corporation, provided that such conversion has been effected by such date, in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

                        (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                        (B) payment in an amount equal to the amount payable under subparagraph (ix) below with respect to such conversion; and

                        (C) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

         Notwithstanding the foregoing, in the case of any automatic conversion effected under subparagraph 7A(i)(B), the Company shall not be required to deliver certificates representing shares of Conversion Stock until the holders of Shares have surrendered certificates representing the Shares.

                  (vi) The issuance of certificates for shares of Conversion Stock upon conversion of the Series D Preferred Stock shall be made without charge to the holders of such Series D Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock; provided, that the holder shall pay any such tax which is due because the shares of Conversion Stock are issued in a name other than the name of such holder. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                  (vii) The Corporation shall not close its books against the transfer of Series D Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series D Preferred Stock in any manner which interferes with the timely conversion of Series D Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock or its shares of Conversion Stock held in treasury, solely for the purpose of issuance upon the conversion of Series D Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series D Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall use its best efforts to take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance); provided, that this sentence shall not be deemed to require the Corporation to register or qualify any of the shares of Conversion Stock under the federal or any state securities laws. The Corporation shall use its best efforts to not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series D Preferred Stock.

                  (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series D Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Fair Market Value of such fractional interest as of the date of conversion.

                  (x) If the shares of Conversion Stock issuable by reason of conversion of Series D Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the

Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

                  7B.  Conversion Price.


                  (i) The initial Conversion Price shall be $8.45. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 7B.

                  (ii) If and whenever on or after the original date of issuance of the Series D Preferred Stock, the Corporation issues or sells, or in accordance with paragraph 7C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (A) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Corporation upon such issue on sale, by (B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                  (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price hereunder with respect to the granting of stock options or warrants to employees, officers, directors, consultants and other persons approved by the Corporation's Board of Directors pursuant to stock option plans or warrant issuances approved by the Corporation's Board of Directors.

                  7C.   Effect on Conversion Price of Certain Events.  For
purposes of determining the adjusted Conversion Price under paragraph 7B, the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when such Convertible Security is actually issued upon the exercise of such Option or when Common Stock is actually issued upon the exercise of such Option or the conversion or exchange of such Convertible Security, but shall only be made upon the date of deemed issuance.

                  (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. If (A) the purchase price provided for in any Options, (B) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or
(C) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until thirty (30) days after written notice thereof has been given by the Corporation to all holders of the Series D Preferred Stock. For purposes of paragraph 7C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series D Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until thirty (30) days after written notice thereof has been given to all holders of the Series D Preferred Stock. For purposes of paragraph 7C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series D Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series D Preferred Stock.

                  (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Fair Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation's Board of Directors and the holders of a majority of the Common Stock Deemed Outstanding. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation's Board of Directors and the holders of a majority of the Common Stock Deemed Outstanding. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                  (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  7D.    Subdivision or Combination of Common Stock. If the
Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  7E.    Reorganization, Reclassification, Consolidation, Merger
or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) to ensure that each of the holders of Series D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series D Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) to ensure that the provisions of this Section 7 and Sections 2 and 8 hereof shall thereafter be applicable to the Series D Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series D Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  7F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series D Preferred Stock; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

                  7G.  Notices.

                  (i) Promptly following any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series D Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Series D Preferred Stock at least thirty (30) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Series D Preferred Stock at least thirty (30) days prior to the date on which (A) any Organic Change and (B) any conversion at the option of the Corporation pursuant to subparagraph 7A(i) above shall take place (which notice shall specify the date upon which such event shall take place).

                  Section 8.  Purchase Rights.

                  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series D Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. This Section 8 shall automatically terminate upon a Qualified Public Offering.

                  Section 9.  Registration of Transfer.

                  The Corporation shall keep at its principal office a register for the registration of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense, unless registration in a new holder's name is required) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

                  Section 10.  Replacement.

                  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  Section 11.  Definitions.

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                  "Change of Control" means (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of the Corporation's securities as of the date of issuance of the Shares, beneficially owning (as such term is used in the Securities Exchange Act of 1934) more than 50% of the Common Stock Deemed Outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances, (b) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (c) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series D Preferred Stock are not changed and the Series D Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" means, collectively, the Corporation's Common Stock, $.01 par value per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 7C(i) and 7C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

                  "Conversion Stock" means shares of the Corporation's Common Stock, $.01 par value per share, issued or issuable upon conversion of the Series D Preferred Stock; provided, that if there is a change such that the securities issuable upon conversion of Series D Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of Series D Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "Fair Market Value" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the

Nasdaq Stock Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the Business Day as of which "Fair Market Value" is being determined and the twenty-nine (29) consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market System or the over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined jointly by the Corporation's Board of Directors and the holders of a majority of the Conversion Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation's Board of Directors and the holders of a majority of the Conversion Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "Intellectual Property" has the meaning assigned thereto in the Purchase Agreement.

                  "IPO" means the sale in an initial firmly underwritten public offering registered under the Securities Act of 1933, as amended, and underwritten by a nationally recognized investment bank selected by the Corporation of any shares of Common Stock which are listed on any securities exchange or quoted on the NASDAQ Stock Market System or the over-the-counter market following such offering.

                  "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Series D Preferred Stock.

                  "Liquidation Value" of any Share as of any particular date shall be equal to $8.45 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

                  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

                  "Purchase Agreement" means the Stock Purchase Agreement, dated as of November 6, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

                  "Qualified Public Offering" means the sale, in a firmly underwritten public offering registered under the Securities Act of 1933, as amended, and underwritten by a nationally recognized investment bank selected by the Corporation of shares of Common Stock

(a) having a per share value (based upon the aggregate net proceeds received by the Corporation in such offering, after applicable underwriting discounts and commissions) that would yield (on an as converted basis) each holder of Series D Preferred Stock no less than a 100% annualized internal rate of return (based upon the initial purchase price per Share and excluding any dividend payments made on the Series D Preferred Stock) on such holder's Shares and (b) resulting in aggregate net proceeds (after applicable underwriting discounts and commissions) to the Corporation of at least $50 million, and which are listed on any securities exchange or quoted on the Nasdaq Stock Market System or the over-the-counter market following such offering.

                  "Redemption Date" as to any Share has the meaning given that term in Section 5 herein; provided, that no such Redemption Date specified herein shall be a Redemption Date unless the Redemption Price of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

                  "Redemption Price" has the meaning given that term in paragraph 5B herein.

                  "Related Documents" has the meaning assigned thereto in the Purchase Agreement.

                  "Senior Management" has the meaning assigned thereto in the Purchase Agreement.

                  "Series A Preferred Stock" means the Series A 8.25% Convertible Preferred Stock of the Corporation, $1.00 par value per share.

                  "Series D Preferred Stock" has the meaning given that term in paragraph 1 herein.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                  Section 12.  Amendment and Waiver.

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                  No amendment, modification or waiver shall be binding or
effective with respect to any provision of Sections 1 to 13 hereof without the prior written consent of the holders of at least a majority of the Series D Preferred Stock outstanding at the time such action is taken; provided, that no such action shall change (a) the rate at which or the manner in which dividends on the Series D Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Series D Preferred Stock or the times at which redemption of Series D Preferred Stock is to occur, without the prior written consent of the holders of all of the Series D Preferred Stock then outstanding, (b) the Conversion Price of the Series D Preferred Stock or the number of shares or class of stock into which the Series D Preferred Stock is convertible, without the prior written consent of the holders of all of the Series D Preferred Stock then outstanding, or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of all of the Series D Preferred Stock then outstanding; and provided further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series D Preferred Stock then outstanding.

                  Section 13.  Notices.

                  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by registered or certified mail, postage prepaid with return receipt requested, or (iv) sent by reputable overnight courier service, fees prepaid, to (x) the Corporation, at its principal executive offices and (y) to any stockholder, at such stockholder's address or telecopy as it appears in the records of the Corporation (unless otherwise indicated in writing by any such stockholder). Notices shall be deemed given upon personal delivery, upon receipt of return receipt in the case of delivery by mail, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.